EXHIBIT 99.1

Emclaire Financial Corp Reports Third Quarter and Year to Date Earnings

EMLENTON, Pa., Oct. 24, 2014 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported an increase in consolidated net income available to common stockholders of $30,000, or 3.1%, to $997,000 or $0.56 per diluted common share for the three months ended September 30, 2014, compared to $967,000 or $0.54 per diluted common share for the same period in 2013. Net income available to common shareholders for the nine month period ended September 30, 2014 was $2.7 million or $1.49 per diluted common share, compared to $2.5 million or $1.42 per diluted common share, for the same period in 2013.

The increase in net income available to common stockholders for both periods was driven by an increase in net interest income and a decrease in preferred stock dividends. The Corporation realized a return on average assets of 0.68% and a return on average common equity of 8.50% for the quarter ended September 30, 2014, compared to 0.82% and 8.85%, respectively, reported for the same period in 2013.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, "We continue to be pleased with the positive earnings and balance sheet growth experienced in the first nine months of 2014, particularly the significant increase in deposits. Our new Cranberry Township, PA and Saint Mary's, PA full-service banking offices have over $20 million in combined deposits after 12 and four months of operations, respectively, thus exceeding our expectations. We are excited about future growth in these markets and the opportunity to deliver our style of community banking.  Adding these two new branches while continuing to deliver earnings per share growth is a big win for our franchise."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $30,000, or 3.1%, to $997,000 or $0.56 per diluted common share for the three months ended September 30, 2014, compared to $967,000 or $0.54 per diluted common share for the same period last year. The increase primarily resulted from an increase in net interest income of $140,000 and decreases in the provision for income taxes and preferred stock dividends of $31,000 and $90,000, respectively, partially offset by a decrease in noninterest income of $73,000 and increases in the provision for loan losses and noninterest expense of $20,000 and $138,000, respectively.

Net interest income increased $140,000, or 3.5%, to $4.2 million for the quarter ended September 30, 2014 from $4.0 million for the same period in 2013. The increase in net interest income resulted from an increase in interest income of $70,000, or 1.4%, and a decrease in interest expense of $70,000, or 8.1%. The Corporation's cost of funds decreased 15 basis points to 0.57% for the third quarter of 2014 from 0.72% for the same quarter in 2013. Driving this improvement was a $46,000 decrease in interest paid on deposits and a $24,000 decrease in interest paid on borrowings, the latter of which resulted primarily from the early retirement of a $5.0 million Federal Home Loan Bank (FHLB) advance during the first quarter of 2014. The Corporation improved its non-time deposit ratio to 76.6% at September 30, 2014 from 74.9% at September 30, 2013, resulting in an overall reduction in deposit costs. Despite the management of funding costs, the net interest margin decreased 34 basis points to 3.07% for the third quarter of 2014 compared to 3.41% for the same period in 2013 as the overall yield on earning assets decreased 48 basis points. This was due, in part, to management's decision to maintain higher levels of lower yielding cash and equivalents to cover anticipated deposit fluctuations and the decision to purchase of shorter term investment securities.

Noninterest income decreased $73,000, or 7.3%, to $929,000 for the quarter ended September 30, 2014 from $1.0 million for the same quarter in 2013. This resulted from decreases in commissions on financial services, fees and service charges and net gains on the sale of securities of $40,000, $17,000 and $16,000, respectively.

Noninterest expense increased $138,000, or 3.9%, to $3.7 million for the quarter ended September 30, 2014 from $3.5 million for the same period in 2013. The increase primarily related to increases in premises and equipment expense and other noninterest expense of $118,000 and $80,000, respectively, partially offset by decreases in compensation and benefits, professional fees and intangible asset amortization of $22,000, $16,000 and $13,000, respectively. Noninterest expense for the third quarter of 2014 included $175,000 of normal operating expense related to the Bank's two new full-service banking offices. Absent the new offices, noninterest expense would have decreased $37,000, or 1.0%, for the quarter ended September 2014 compared to the same period in the prior year.

The provision for income taxes decreased $31,000, or 11.4%, to $241,000 for the quarter ended September 30, 2014 from $272,000 for the same period in 2013. This increase related to a decrease in the Corporation's effective tax rate to 19.1% for the third quarter of 2014 from 20.1% for the same period in 2013.

Preferred stock dividends decreased $90,000, or 78.3%, to $25,000 for the quarter ended September 30, 2014 from $115,000 for the same period in 2013. This resulted from the September 2013 redemption of $5.0 million, or 50%, of the $10.0 million in outstanding preferred shares issued to the U.S. Treasury under the Small Business Lending Fund (SBLF) program. In addition, due to an increase in the Corporation's qualified small business loan portfolio, the dividend rate on the preferred shares for the first quarter of 2014, and each quarter thereafter in 2014 and 2015, is fixed at 2% compared to a rate of 5% for the third quarter of 2013.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $153,000, or 6.1%, to $2.7 million or $1.49 per diluted common share in for the nine months ended September 30, 2014, compared to $2.5 million or $1.42 per diluted common share for the same period in the prior year. The increase primarily resulted from increases in net interest income and noninterest income of $517,000 and $238,000, respectively, and decreases in the provision for income taxes and preferred stock dividends of $36,000 and $290,000, respectively, partially offset by increases in the provision for loan losses and noninterest expense of $70,000 and $858,000, respectively.

Net interest income increased $517,000, or 4.4%, to $12.3 million for the nine months ended September 30, 2014 from $11.8 million for the same period in 2013. The increase in net interest income resulted from a decrease in interest expense of $608,000, or 21.0%, as the Corporation's cost of funds decreased 24 basis points to 0.60% for the first nine months of 2014 from 0.84% for the same period in 2013. Driving this improvement was a $521,000 decrease in interest paid on deposits and an $87,000 decrease in interest paid on borrowings, the latter of which resulted primarily from the early retirement of a $5.0 million FHLB advance during the first quarter of 2014. Despite the management of funding costs, the net interest margin decreased 13 basis points to 3.25% for the nine months ended September 30, 2014, compared to 3.38% for the same period in 2013, as the overall yield on earning assets decreased 35 basis points. This was due, in part, to management's decision to maintain higher levels of lower yielding cash and equivalents to cover anticipated deposit fluctuations and the decision to purchase shorter term investment securities.

Noninterest income increased $238,000, or 8.0%, to $3.2 million for the nine months ended September 30, 2014 from $3.0 million for the same period in 2013. The increase resulted from a $457,000 increase in net gains on the sale of securities. During the nine months ended September 30, 2014, the Corporation realized securities gains of $748,000, of which $657,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long term advance and the associated securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance. During the nine months ended September 30, 2013, the Corporation realized securities gains of $291,000 related to the sale of certain mortgage-backed securities that were experiencing accelerated prepayments. Partially offsetting this increase in noninterest income for the nine months ended September 30, 2014 were decreases in commissions on financial services and fees and service charges of $156,000 and $72,000, respectively.

Noninterest expense increased $858,000, or 8.0%, to $11.6 million for the nine months ended September 30, 2014 from $10.8 million for the same period in 2013. The increase primarily related to increases in other noninterest expense of $803,000, $550,000 of which was attributed to a prepayment penalty assessed on the aforementioned early retirement of debt, and premises and equipment expense of $251,000, primarily related to expenses for the two new full-service banking offices. These increases were partially offset by decreases in compensation and benefits, intangible asset amortization and FDIC expense of $85,000, $45,000 and $41,000, respectively. Noninterest expense for the first nine months of 2014 included $408,000 of normal operating expenses related to the Bank's two new full-service banking offices. Absent the prepayment penalty and the new offices, noninterest expense would have decreased $100,000, or 1.0%, for the nine months ended September 30, 2014 compared to the same period last year.

Preferred stock dividends decreased $290,000, or 79.5%, to $75,000 for the nine months ended September 30, 2014 from $365,000 for the same period in 2013 due to the aforementioned partial redemption and rate reduction.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $67.7 million, or 12.9%, to $593.5 million at September 30, 2014 from $525.8 million at December 31, 2013. Asset growth was driven by increases in securities, cash and equivalents and loans receivable of $33.0 million, $18.7 million and $15.8 million, respectively, which was funded by an $87.9 million increase in customer deposits. This deposit increase also funded a $27.0 million decrease in borrowed funds, which included a $22.0 million reduction in FHLB short-term advances and the aforementioned repayment of a $5.0 million FHLB long term advance.

Total nonperforming assets were $7.8 million, or 1.32% of total assets, at September 30, 2014 compared to $5.3 million, or 1.01% of total assets, at December 31, 2013. This $2.5 million, or 47.2%, increase in nonperforming assets was primarily due to two commercial relationships being placed on nonaccrual status during the first nine months of 2014.

Stockholders' equity increased $2.9 million, or 6.4%, to $47.9 million at September 30, 2014 from $45.1 million at December 31, 2013. This resulted from a $1.5 million increase in retained earnings and a $1.2 million increase in accumulated comprehensive income as unrealized gains on the Corporation's securities portfolio increased following recent fluctuations in market interest rates.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.1% of total assets. Tangible book value per common share was $21.73 at September 30, 2014, compared to $20.04 at December 31, 2013.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 15 full service banking offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF." For more information, visit the Corporation's website at www.emclairefinancial.com.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe," "expect," "anticipate," "estimate," "should," "may," "can," "will," "outlook," "project," "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Nine month period
	ended September 30,		ended September 30,
	2014	2013	2014	2013

Interest income	$ 4,968	$ 4,898	$ 14,619	$ 14,710
Interest expense	790	860	2,287	2,895
Net interest income	4,178	4,038	12,332	11,815
Provision for loan losses	163	143	508	438
Noninterest income	929	1,002	3,201	2,963
Noninterest expense	3,681	3,543	11,608	10,750
Income before provision for income taxes	1,263	1,354	3,417	3,590
Provision for income taxes	241	272	675	711
Net income	1,022	1,082	2,742	2,879
Accumulated preferred stock dividends	25	115	75	365
Net income available to common stockholders	$ 997	$ 967	$ 2,667	$ 2,514

Basic earnings per common share	$0.56	$0.55	$1.51	$1.43
Diluted earnings per common share	$0.56	$0.54	$1.49	$1.42
Dividends per common share	$0.22	$0.20	$0.66	$0.60

Return on average assets (1)	0.68%	0.82%	0.65%	0.74%
Return on average equity (1)	8.50%	8.85%	7.81%	7.59%
Return on average common equity (1)	9.26%	9.77%	8.50%	8.21%
Yield on average interest-earning assets	3.62%	4.10%	3.82%	4.17%
Cost of average interest-bearing liabilities	0.73%	0.93%	0.76%	1.08%
Cost of funds	0.57%	0.72%	0.60%	0.84%
Net interest margin	3.07%	3.41%	3.25%	3.38%
Efficiency ratio	69.58%	67.70%	74.55%	69.99%

(1) Returns are annualized for the three and nine month periods ended September 30, 2014 and 2013.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	9/30/2014	12/31/2013

Total assets	$ 593,537	$ 525,842
Cash and equivalents	35,318	16,658
Securities	150,321	117,304
Loans, net	368,219	352,430
Deposits	519,908	432,006
Borrowed funds	17,150	44,150
Common stockholders' equity	42,941	40,072
Stockholders' equity	47,941	45,072

Book value per common share	$24.24	$22.66
Tangible book value per common share	$21.73	$20.04

Net loans to deposits	70.82%	81.58%
Allowance for loan losses to total loans	1.37%	1.36%
Nonperforming assets to total assets	1.32%	1.01%
Earning assets to total assets	94.35%	94.16%
Stockholders' equity to total assets	8.08%	8.57%
Shares of common stock outstanding	1,771,158	1,768,658
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (844) 800-2193
         Email: investor.relations@farmersnb.com